Exhibit 99.1

NEWS RELEASE

Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923

Investor Contact: Renie Shapiro Silver, rshapiro@magellanhealth.com, (877) 645-6464

Dr. John O. Agwunobi Appointed to Magellan Health Board of Directors

Appointment Increases Membership from Nine to Ten Members

Scottsdale, Ariz. — December 11, 2014 — Magellan Health, Inc. (NASDAQ: MGLN) today announced that Dr. John O. Agwunobi has been appointed to the Magellan Health board of directors, for a term ending at the 2015 annual meeting of shareholders. In connection to the appointment of Agwunobi, the board increased its membership from nine to ten members.

“Dr. John Agwunobi’s experience includes direct patient care, government service and advisory roles, and private sector health leadership and innovation,” said Barry M. Smith, chairman and chief executive officer of Magellan Health. “As Magellan continues its work in population health management, his intimate understanding of state and federal health programs, coupled with his work bringing healthcare to consumers where they can most easily and efficiently access it, will be a valuable addition to our company’s board. I look forward to working with him in this new capacity.”

From September 2007 to April 2014, Agwunobi served as the senior vice president and president of health and wellness of Wal-Mart Stores, Inc., where he was responsible for all health related businesses for the company in the United States and Puerto Rico. He previously served as the assistant secretary for health in the U.S. Department of Health and Human Services from 2005 to 2007, where he was a principal advisor to the secretary on matters related to health and science. From 2001 to 2005, Agwunobi served as the secretary of health for the State of Florida, where he reported directly to the governor and was a member of the governor’s cabinet. Agwunobi is a board certified pediatrician and holds both a Master of Public Health and a Master of Business Administration degree. He previously served as the chair of the U.S. African Development Foundation and an interim executive board member of the World Health Organization.

About Magellan Health: Headquartered in Scottsdale, Ariz., Magellan Health, Inc. is a healthcare management company that focuses on fast-growing, complex and high-cost areas of healthcare, with an emphasis on special population management. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve. Magellan’s customers include health plans, managed care organizations, insurance companies, employers, labor unions, various military and government agencies, third party administrators, consultants and brokers. For more information, visit MagellanHealth.com.